Exhibit 2.2 - Stock purchase ageement for purchase of
              MCNIC Rodeo Gathering, Inc.



                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      MCNIC PIPELINE & PROCESSING COMPANY,

                                      AND

                          NATHANIEL ENERGY CORPORATION

                             Dated August 26, 2002


                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") effective as of June 30, 2002 is made and entered into as of August 26, 2002, by and between MCNIC PIPELINE &
PROCESSING COMPANY, a Michigan corporation ("Seller") and    NATHANIEL ENERGY
CORPORATION, a Delaware corporation ("Buyer"). Individually, Seller and Buyer are each a "Party" and collectively, they are the "Parties."

                                   RECITALS:

     WHEREAS, Seller owns all of the issued and outstanding common stock, par value $0.01 per share (the "MCNIC Rodeo Common Stock") in MCNIC Rodeo Gathering, Inc., a Michigan corporation ("MCNIC Rodeo";

     WHEREAS, MCNIC Rodeo owns a membership interest in Keyes Helium Company LLc., a Colorado limited liability company (the "LLC"), as further described herein;

     WHEREAS, Seller desires to convey, or cause to be conveyed, the Shares, and Buyer desires to purchase the Shares, on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and other consideration described herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

     1.1 Definitions. As used herein, the following terms have the indicated meanings:

     "Action" means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, the terms "controls," "is controlled by," or "is under common control" shall mean the possession, directly or indirectly, of the power to direct or cause direction of management or policies (whether through ownership of securities or any partnership or other interest, or by Contract or otherwise) of a Person.

     "Agreement" is defined in the preamble.

     "Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.

     "Buyer" is defined in the preamble.

     "Buyer Indemnified Party" is defined in Section 10.3.

     "Closing" is defined in Section 2.3(a).

     "Closing Date" is defined in Section 2.3(a).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefore.

     "Contract' means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

     "Damages" means losses, costs, expenses, fines, penalties, payments, damages, Taxes or other Liabilities, including reasonable counsel fees and reasonable investigation expenses from defending and prosecuting Actions.

     "Effective Date" means June 30,2002.

     "Encumbrances" means encumbrances, security interests, options, rights of first refusal, easements, mortgages, charges, debentures, indentures, deeds of trust, rights-of-way, restrictions, agreements, encroachments, licenses, leases, permits, security agreements, claims, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

     "Enforceability Exceptions" is defined in Section 3.2.

     "Expiration Date" means August 30, 2002.

     "Governmental Authority" means governmental and regulatory authorities (including courts) having jurisdiction over any party to this Agreement, the Parties, MCNlC Rodeo or the Shares.

     "Indemnified Party" is defined in Section 10.4.

     "Indemnifying Party" is defined in Section 10.4.

     "Interest Rate" means the interest rate for deposits in U. S. dollars offered by money center banks in the London interbank market for three month periods, rounded upwards to the nearest one one-hundredth (1/1001h) of one percent (1%) determined as of 11:00 a.m. London Time and appearing in The Wall Street Journal for the relevant day or days.

     "Law" means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance,. equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now in effect.

     "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, direct or indirect, accrued or non-accrued, liquidated or non-liquidated, secured or unsecured, joint or several, due under a guarantee of another Person's liability, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on such Person's financial statements.

     "LLC" is defined in the recitals.

     "LLC Records" means all of the applicable files of the records and data directly relating to the LLC or its business, including, without limitation, billings and check receipts, Tax records, Contracts, agreements, capital accounts records and any correspondence relating thereto.

     "Material Adverse Effect" means, with respect to a Person, the occurrence of an event or the existence of a circumstance that has a material adverse effect on such Person's assets, business or financial condition, taken as a whole.

     "MCNIC Rodeo" is defined in the recitals.

     "MCNIC Marks" is defined in Section 5.5.

     "MCNIC Records" means all of the applicable files of the records and data directly relating to MCNIC Rodeo or its business, including, without limitation, billings and check receipts, Tax records, Contracts, agreements, capital accounts records and any correspondence relating thereto.

     "Order" means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

     "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

     "Party" and "Parties" is defined in the preamble.

     "Person" means any natural person, corporation, partnership (general or limited), joint venture, limited liability company, other entity or Governmental Authority

     "Properties" means the assets and properties of the LLc.

     "Purchase Price" is defined in Section 2.2UU.

     "Section 338(h)(10) Election" is defined in Section I1.1(a).

     "Seller" is defined in the preamble.

     "Seller Indemnified Party" is defined in Section 10.2.

     "Seller Retained Liabilities" means any and all Liabilities of MCNIC Rodeo incurred or accrued by MCNIC Rodeo prior to the Closing, including, but not limited to, Liabilities related to indebtedness owed by MCNIC Rodeo to any third party, Liabilities of MCNIC Rodeo based upon, arising out of or otherwise related to any pending, threatened or future Action against or relating to MCNIC Rodeo (other than Actions brought against MCNIC Rodeo solely as a result of it being a member in the LLC), Liabilities for any Taxes for which Seller is liable or obligated under Article XI hereof, and Liabilities of MCNIC Rodeo for any Taxes imposed on it solely as a result of it having joint and several Liability with other members of a consolidated group with Seller or any of Seller's Affiliates; provided, however, that "Seller Retained Liabilities" shall not include (i) Liabilities (other than Liabilities for any Taxes for which Seller is liable or obligated under Article XI hereof) of the LLC, and Liabilities of MCNIC Rodeo arising from Liabilities of the LLC, that were not created by_ and do not arise from, the actions of MCNIO Rodeo, (ii) Liabilities from actions taken by MCNIC Rodeo, which the Buyer or its Affiliate directed or authorized MCNIC Rodeo to take, and (iv) Liabilities (other than Liabilities for any Taxes for which Seller is liable or obligated under Article XI hereof) arising solely as a result of MCNIC Rodeo being a member of the LLC.

     "Shares" means all of the issued and outstanding common stock, par value $0.01 per share of MCNIC Rodeo.

     "Straddle Taxes" is defined in Section 11.5.

     "Straddle Periods" is defined in Section 11.5.

     "Tax" means (A) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59
A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (B) any Liability for the payment of any amount of the type described in clause (A) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (C) any Liability for the payment of any amount of the type described in clause (A) or clause (B) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

     "Threatened" means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that a cause of Action or other matter reasonably would be asserted, commenced, taken, or otherwise pursued in the future.

     "Transaction Documents" is defined in Section 3.2.

     "Treasury Regulations" means the proposed, temporary and final regulations.

                 ARTICLE II. THE TRANSACTION

     2.1 Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares. Along with the purchase and sale of the Shares, Seller shall transfer to Buyer, and Buyer shall assume from Seller, all claims, obligations and Liabilities related to the Shares, as further described herein.

     2.2 Consideration. . In consideration of the transfer of the Shares, Buyer agrees to pay the purchase price of $1,450,000.00 (the "Purchase Price") at Closing by same day wire transfer of immediately available funds to an account specified in writing by Seller prior to Closing.

     2.3 The Closing.

          (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by escrow on August 27, 2002 or such other date as mutually agreed to by the parties. The escrow will be established with the Seller's Attorney. The parties shall enter an escrow agreement substantially in the form shown in Exhibit 2.3(a).

          (b) At the Closing, (i) the Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7.4, and
     (ii) Seller and Buyer will execute an escrow agreement substantially in the form shown in Exhibit 2.3(a).

          (c) Prior to release of funds to Seller from escrow, Seller shall deliver or cause to be delivered to Buyer, and Buyer shall have received:
     (a) a certificate of an authorized representative of Seller, dated the Closing Date, certifying on behalf of Seller that the representations made in Article IV are true and correct as of the Closing Date, and the incumbency of the officers signing any Transaction Document as of the date of execution of such Transaction Document, and (b) a certified resolution of the board of directors of Seller, authorizing Seller to enter into the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents, and to perform its obligations at the Closing.

    ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER

     The Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

     3.1 Existence and Qualification. Buyer (a) is an entity duly organized, validly existing and in good standing under the Laws of the state of its formation, (b) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require such qualification, and (c) possesses all requisite authority and power to conduct its business, to execute, deliver and comply with the terms and provisions of the Transaction Documents and to perform all of its obligations thereunder. There are no pending or, to Buyer's knowledge, Threatened Actions (or basis therefore) for the
dissolution, liquidation, insolvency, or rehabilitation of the Buyer.    .

     3.2 Authorization and Validity of Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and any documents or instruments to be delivered in connection herewith or therewith (collectively, the "Transaction Documents") to which it is a party, to perform its obligations under the Transaction Documents and to consummate the transactions to be performed by Buyer under the Transaction Documents. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by Buyer of the transactions to be performed by Buyer under the Transaction Documents, have been duly authorized and approved by Buyer, and no other action on the part of any Person is necessary to authorize the execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation by the Buyer of the transactions to be performed by under the Transaction Documents. The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and are valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (the "Enforceability Exceptions").

     3.3 Consents and Approvals: No Violations. The execution, delivery and performance of the Transaction Documents by the Buyer and the consummation of the transactions contemplated by the Transaction Documents will not, with or without the giving of notice or the lapse of time or both: (a) violate or result in a Breach or default under any provision of the Organizational Documents of the Buyer; (b) violate any Law or Order of any Governmental Authority applicable to the Buyer, or by which the Buyer's properties or assets may be bound, except as would not result in a Material Adverse Effect; (c) require any filing by the Buyer with, or require the Buyer to obtain any permit, consent or approval of, or require any notice to, any Governmental Authority or third party, except those which the failure to make, obtain or provide, as applicable, would not have a Material Adverse Effect; or (d) result in a violation or breach by the Buyer of, or constitute (with or without due notice or lapse of time or both) a default by the Buyer (or give rise to any right of termination, cancellation, payment or acceleration) under, any Contract to which such Person is a party, or by which it or any of its properties or assets may be bound, or result in the creation of any Encumbrance upon any of the properties or assets of the Buyer, other than defaults and Encumbrances which would not have a Material Adverse Effect.

     3.4 Brokers' Fees. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller or any of its Affiliates could become directly or indirectly liable.

     3.5 Accredited Investor. Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Buyer has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Shares; it has independently evaluated the risks and merits of purchasing the Shares and has independently determined that the Shares are a suitable investment for it; and it has sufficient financial resources to bear the loss of its entire investment in the Shares.

                                  ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to the Buyer, as of the date hereof and as of the Closing Date, as follows:

     4.1 Existence and Qualification. Each of Seller and MCNIC Rodeo (a) is a corporation duly organized, validly existing and in good standing under the Laws of the state of Michigan, (b) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require such qualification, and (c) possesses all requisite authority and power to conduct its business. Seller possesses all requisite authority to execute, deliver and comply with the terms and provisions of the Transaction Documents and to perform all of its obligations thereunder. There are no pending or, to Seller's knowledge, Threatened Actions (or basis therefore) for the dissolution, liquidation, insolvency, or rehabilitation of Seller or MCNIC Rodeo.

     4.2 Subsidiary and Other Equity Interests. Except for an 18.55% membership interest in the LLC, MCNTC Rodeo does not have any subsidiaries and does not own any stock or other interest in any other corporation, partnership, limited liability company, joint venture, or other business entity.

     4.3 Common Stock. (a) MCNIC Rodeo has authorized capital stock consisting of fifty thousand (50,000) shares of common stock, par value $0.01 per share, of which ten (10) shares are issued and outstanding, with all of such shares owned by Seller. The MCNIC Rodeo Common Stock has been duly authorized by MCNIC Rodeo, and is validly issued and outstanding, fully paid and nonassessable. There are no preemptive rights, or authorized or outstanding subscriptions, options, consents to assignment or rights of first refusal, convertible securities, warrants, calls, stock appreciation rights, phantom stock, profit participation, or other similar rights, or other agreements or commitments obligating Seller to issue or to transfer (or preventing the transfer of) the MCNTC Rodeo Common Stock. (b) Seller has made available and will deliver to Buyer prior to the Closing correct and complete copies of MCNIC Rodeo's Organizational Documents, as amended to date, and the minute books of MCNIC Rodeo. MCNIC Rodeo is not in Breach of any provision of its Organizational Documents.

     4.4 Title to the Shares.

          (a) All of the issued and outstanding shares of capital stock of MCNIC Rodeo, which consist only of the MCNIC Rodeo Common Stock, are owned of record and beneficially by Seller, free and clear of any Encumbrances. Upon delivery to Buyer of the certificates for the MCNIC Rodeo Common Stock, assuming that Buyer pays the consideration contemplated by this Agreement and has no notice of any adverse claim, good and valid title to the MCNIC Rodeo Common Stock represented by such certificates will have been transferred to Buyer, free and clear of any Encumbrances. Seller has not received any notice of any adverse claim to its title to the MCNIC Rodeo Common Stock.

          (b) Without limiting the generality of the foregoing, MCNIC Rodeo owns of record and beneficially an 18.55% membership interest in the LLc.

     4.5 MCNIC Rodeo Records Complete. The copies of the MCNIC Rodeo Organizational Documents that were provided to Buyer are accurate and complete and reflect all amendments made through the date hereof The MCNIC Rodeo minute books and MCNTC Records made available to Buyer for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement that have not been provided to Buyer and such minute books contain an accurate record of all resolutions of the shareholders and directors of MCNIC Rodeo passed by written consent or at a meeting since their formation.

     4:6 Authorization and Validity of Agreement. Seller has full corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents and to consummate the transactions to be performed by Seller under the Transaction Documents. The execution, delivery and performance - by Seller of the Transaction Documents to which it is a party, and the consummation by Seller of the transactions to be performed by Seller under the Transaction Documents, have been duly authorized and approved by Seller, and no other action on the part of any Person is necessary to authorize the execution, delivery and performance by Seller of the Transaction Documents to which it is a party and the consummation by Seller of the transactions to be performed by Seller under the Transaction Documents. The Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and are valid and binding obligations of Seller enforceable against Seller in accordance with their terms, subject to the Enforceability Exceptions.

     4.7 Consents and Approvals: No Violations. The execution, delivery and performance of the Transaction Documents by Seller and the consummation of the transactions contemplated by the Transaction Documents will not, with or without the giving of notice or the lapse of time or both: (a) violate or result in a breach or default under any provision of Seller's Organizational Documents; (b) violate any Law or Order of any Governmental Authority applicable to Seller, or by which Seller's properties or assets may be bound, except as would not result in a Material Adverse Effect; ( c) require any filing by Seller with, or require Seller to obtain any permit, consent or approval of, or require any notice to, any Governmental Authority or third party, except those which the failure to make, obtain or provide, as applicable, would not have a Material Adverse Effect; or (d) result in a violation or breach by Seller of, or constitute (with or without due notice or lapse of time or both) a default by Seller (or give rise to any right of termination, cancellation, payment or acceleration) under any Contract to which such Person is a party, or by which it or any of its properties or assets may be bound, other than defaults and Encumbrances which would not have a Material Adverse Effect.

     4.8 Brokers' Fees. Seller agrees to pay to SAC Consulting Group Ltd., at the time Seller receives release of funds from Buyer, a one hundred thousand dollar ($100,000) finders fee. This fee is in full payment of any obligation the Seller may have with Consultant and Seller shall not have any further obligations or liabilities to either Buyer or Consultant regarding this transaction.

     4.9 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of MCNIC Rodeo, the Shares, the LLC, or any of their respective assets, Liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Article IV, Buyer is purchasing the Shares on an "as- is, where-is" basis.

                ARTICLE V. COVENANTS OF BUYER

The Buyer hereby covenants and agrees with Seller as follows:

     5.1 Cooperation by Buyer. The Buyer shall use its reasonable best efforts to secure all necessary consents, . approvals, authorizations, exemptions and waivers from third parties as shall be required to effect the transactions contemplated hereby, and the Buyer shall otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which the Buyer has control to be satisfied. The Buyer further agrees to deliver to Seller prompt written notice of any event or condition which if it existed on the date of this Agreement, would result in any of the representations and warranties of the Buyer contained herein being untrue in any material respect.

     5.2 Governmental Filings. The Buyer agrees that it will cooperate with Seller in all respects in connection with any required governmental filings, and in connection with any requests for information or further filings which may be necessary to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. The Buyer shall deliver to Seller and to its counsel drafts of such filings and all other materials to be submitted sufficiently in advance of any such submission so that Seller and its counsel may review and comment upon such filings and other materials. The costs of any such filings shall be borne and paid by the Buyer and Seller, respectively.

     5.3 Further Assurances. At any time or from time to time after the Closing Date, the Buyer shall, at the reasonable request of Seller, execute and deliver any further instruments or documents and take all such further action to consummate and make effective the transactions contemplated by the Transaction Documents.

     5.4 Access. The Buyer will, and after the Closing will cause MCNIC Rodeo to, give Seller and its attorneys and other representatives access at all reasonable times and upon reasonable notice for a period of seven (7) years from and after the Closing, to the LLC Records, and to the MCNIC Records delivered by or on behalf of Seller in connection with the transactions contemplated hereby if reasonably required in connection with or in anticipation of, or preparation for, any existing or future litigation, Action, Tax Return or audit related to Seller's ownership of MCNIC Rodeo prior to the Closing, and shall, and after the Closing shall cause MCNIC Rodeo to, permit Seller to make copies of any such MCNIC Records or LLC Records. Should the Buyer subsequently transfer any direct or indirect interests in MCNIC Rodeo or the LLC, the Buyer agrees to take, and after the Closing to cause MCNIC Rodeo to take, all reasonable action in their respective contractual arrangements relating to such transfer necessary to allow Seller to have continued access to all such MCNIC Records and LLC Records as contemplated by the preceding sentence.

     5.5 Trade Name. The Buyer acknowledges and agrees with Seller that Seller shall have the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and corporate symbols and logos incorporating "MCNIC", together with all other names, marks, trade names, trademarks and corporate symbols and logos owned by any Affiliates of Seller other than (prior to the Closing) the LLC (collectively, the "MCNIC _larks"), all rights to which and the goodwill represented thereby and pertaining thereto are being retained by Seller and the Affiliates of Seller. Within thirty (30) days after the Closing Date, the Buyer shall (a) change the name of MCNIC Rodeo to not include the name "MCNIC," (b) cease using any MCNIC Mark, (c) promptly remove from all of the assets and properties of MCNIC Rodeo any and all MCNIC Marks, and (d) change the name on all permits and licenses to not include the name "MCNIC". Thereafter, the Buyer shall not use any MCNIC Mark in connection with the conduct of their businesses. In the event that the Buyer Breaches this Section 5.5, Seller shall be entitled to specific performance of this Section 5.5 and to injunctive relief against further violations, as well as any other remedies available at law or in equity.

                        ARTICLE VI. COVENANTS OF SELLER

     Seller hereby covenants and agrees with the Buyer as follows:

     6.1 Cooperation by Seiler. Seller will use its reasonable best efforts to assist the Buyer in securing all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required to enable Seller to effect the transactions contemplated herein, and Seller will otherwise use its reasonable best efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Seller further agrees to deliver to the Buyer prompt written notice of any event or condition, which if it existed on the date of this Agreement, would result in any of the representations and warranties of Seller contained herein being untrue in any material respect.

     6.2 Governmental Filings. Seller agrees that it will cooperate with the Buyer in all respects in connection with any required governmental filings, and in connection with any requests for information or further filings which may be necessary to obtain the necessary consents (or to allow the applicable time periods to expire) with respect thereto. Seller shall deliver to Buyer and to its counsel drafts of such filings and all other materials to be submitted sufficiently in advance of any such submission so that Buyer and its counsel may review and comment upon such filings and other materials. The costs of any such filings shall be borne and paid by Seller and the Buyer, respectively.

     6.3 Further Assurances. At any time or from time to time after the date hereof, Seller shall, at the request of the Buyer, execute and deliver any further instruments or documents and take all such further action as the Buyer may reasonably request to consummate and make effective the transactions contemplated by the Transaction Documents.

                                  ARTICLE VII.
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by Seller) on or prior to the dates set forth below of all of the following conditions:

     7.1 Performance of Agreements and Representations. Each of the agreements and covenants of the Buyer to be performed on or before the Closing Date pursuant to the Transaction Documents shall have been duly performed in all material respects on or prior to such applicable date, and all representations and warranties of the Buyer made in any Transaction Document shall be true in all material respects as of the date hereof and the Closing Date.

     7.2 No Litigation Threatened. On or before the Closing Date, no Action shall have been instituted by a third party (including a Governmental Authority) to restrain or prohibit any of the transactions contemplated by the Transaction Documents.

     7.3 Consents and Approvals. All material consents and approvals (including consents of Governmental Authorities), if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received, on or before the Closing Date. For purposes of Sections 7.3 and 8.3, "material consents and approvals" shall include, without limitation, any consent or approval which delays or prevents the consummation of the transactions contemplated by this Agreement.

     7.4 Corporate Certificates. Buyer shall deliver or cause to be delivered to Seller, and Seller shall have received (a) a certificate of an authorized representative of the Buyer, dated the Closing Date, certifying on behalf of the Buyer that the representations made in Article III hereof are true and correct as of the Closing Date, and the incumbency of the officers signing any Transaction Document as of the date of execution of such Transaction Document, and (b) a certified resolution of the board of directors of the Buyer, authorizing the Buyer to enter into the Transaction Documents and to consummate the transactions contemplated by the Transaction Documents, and to perform its obligations at the Closing.

                                 ARTICLE VIII.
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by Buyer) on or prior to the dates set forth below of all of the following conditions:

     8.1 Performance of Agreements and Representations. Each of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects on or prior to such applicable date, and all representations and warranties of Seller made in any Transaction Document shall be true in all material respects as of the date hereof

     8.2 No Litigation Threatened. On or before the Closing Date, no Action shall have been instituted by a third party (including a Governmental Authority) to restrain or prohibit any of the transactions contemplated hereby.

     8.3 Consents and Approvals. All material consents and approvals (including consents of Governmental Authorities), if any, necessary to permit the consummation of the transactions contemplated by the Transaction Documents shall have been received, on or before the Closing Date.

                                  ARTICLE IX.
                                  TERMINATION

     9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

     (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

     (b) Seller may terminate this Agreement upon delivery of notice to Buyer at any time on or after the Expiration Date if the Closing has not occurred prior to the Expiration Date, provided that Seller shall not have caused such failure to close by breaching any of its representations, warranties, covenants or agreements contained herein, or by failing to cause all conditions contained in this Agreement over which Seller has control to be satisfied.

     (c) Buyer may terminate this Agreement upon delivery of notice to Seller at any time on or after the Expiration Date if the Closing has not occurred prior to the Expiration Date, provided that Buyer shall not have caused such failure to close by breaching any of its representations, warranties, covenants or agreements contained herein, or by failing to cause all conditions contained in this Agreement over which Buyer has control to be satisfied.

     9.2 Effect of Termination.

     (a) Except for the obligations under this Article IX and Article XII (other than Sections 12.9), if this Agreement is terminated under Section 9.1(a), then all further obligations of the Parties under this Agreement will terminate.

     (b) If this Agreement is terminated pursuant to Section 9. 1 (b) or 9.1
     (c), as the case may be, then the rights of the non- breaching Party to pursue all legal remedies for Damages such Party suffers will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

                                   ARTICLE X.
                     SURVIVAL, INDEMNIFICATION AND RELEASE

     10.1 Survival. The representations and warranties contained in Article III and Article IV of this Agreement shall survive the Closing for a period of one
(1) year.

     10.2 Indemnification by Buyer. The Buyer shall, and after the Closing shall cause MCNTC Rodeo to, protect, defend, indemnify and hold harmless Seller and its past, present and future officers, directors, employees, agents, advisors, consultants, Affiliates, controlling persons, subsidiaries, representatives, successors and assigns (individually, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties"), from and against any and all Damages sustained by such Persons as a result of:

     (a) any Breach of any representation, covenant or agreement of Buyer contained in this Agreement, in any other Transaction Document, or in any of the certificates, instruments or documents delivered by Buyer pursuant hereto or thereto, including the covenants made in Article V of this Agreement;

     (b) Liabilities (excluding any Seller Retained Liabilities) on account of or arising out of any matter, cause or event relating to the Properties or the LLC, including without limitation any Liabilities arising from, under, or as a result of (i) Actions asserted by third parties, which pertain to the ownership or operation of the Properties or the LLC, (ii) any debt obligations of the LLC, (iii) any guarantees made by any Seller Indemnified Party for the benefit of the LLC or their operations, and (iv) any agreements that the Buyer or the LLC entered into but with respect to which the Buyer or LLC failed to consummate a transaction; and

     (c) Liabilities for any Taxes for which Buyer is liable or obligated under
Article XI hereof

Damages sustained by such Persons that are covered by this indemnity shall include any increase in the cost of insurance resulting from any such Breach.

     10.3 Indemnification by Seller. Seller shall protect, defend, indemnify and hold harmless the Buyer and its past, present and future officers, directors, employees, agents, advisors, consultants, Affiliates, controlling persons, subsidiaries, representatives, successors and assigns (individually, a "Buyer Indemnified Party" and collectively, the "Buyer Indemnified Parties"), from and against any and all Damages sustained by such Persons as a result of or in connection with

     (a) any Breach of any representation, covenant or agreement of Seller contained in this Agreement, in any other Transaction Document, or in any of the certificates, instruments or documents delivered by Seller pursuant hereto or thereto, including the covenants made in Article VI; and

     (b) the Seller Retained Liabilities.

Damages sustained by such Persons that are covered by this indemnity shall include any increase in the cost of insurance resulting from any such Breach.

     10.4 Indemnifying and Indemnified Party. For purposes of this Article X, the term "Indemnifying Party" as to a particular claim shall mean the Party against whom an obligation to indemnify is imposed pursuant to this Article X, and the term "Indemnified Party" as to a particular claim shall mean the Party or other Persons entitled to indemnification with respect to such claim by the other Party pursuant to this Article X.

     10.5 Notification of Claims: Right to Contest and Defend. To make a claim for indemnification under this Article X, each Party will, promptly after the receipt of notice of any claim in respect of which indemnity may be sought from the other Party, notify such Party in writing of the receipt of such claim, including the specific developments giving rise to such claim and the specific basis under this Agreement for its claim for indemnification. The omission of the Indemnified Party to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability in respect of such claim which it may have to the Indemnified Party on account of the indemnity agreement herein (except, however, that the Indemnifying Party shall be relieved of Liability to the extent that the failure to notify shall have caused prejudice to the defense of such claim), nor shall it relieve the Indemnifying Party from any other Liability which it may have to the Indemnified Party. In case of a third Person claim, the Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice. of the intention to assume and contest shall be delivered by the Indemnifying Party to the Indemnified Party within forty-five (45) days from the date of delivery to the Indemnifying Party of notice by the Indemnified Party of the assertion of the claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by attorneys employed or engaged by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If the Indemnified Party joins in any such contest, the Indemnifying Party shall coordinate all matters with the Indemnified Party, but the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto. If after notice as provided for herein, the Indemnifying Party does not elect to contest or defend any claim as provided in this Section 10.5, the Indemnified Party shall have the right to defend against the claim, subject to the right of (he Indemnifying Party to assume the defense of the claim at any time prior to settlement and final determination thereof, and the Indemnified Party may (but shall have no obligation to) contest any such claim. At any time after the commencement of defense of any claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted claim, whereupon such action shall be taken unless the Indemnified Party determines in good faith that failure to continue the contest or taking of such action would adversely affect the business of the Indemnified Party or any of its Affiliates, and so notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party.

     10.6 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or any cross- complaint against any Person (other than any Affiliates of the Indemnified Party), but the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred in good faith by it in so cooperating.

     10.7 Right to Participate. Subject to Section 10.5, the Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any claim against the Indemnified Party, or conferences with representatives of or counsel for such Persons.

     10.8 Payments. In the case of a claim for indemnification not based upon a third Person claim, the Indemnifying Party shall have thirty (30) days from its receipt of the notice of the claim to (a) cure the Damages complained of, (b) admit it's Liability for such Damages, or (c) dispute the claim for such Damages. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a Liability of the Indemnifying Party hereunder. All payments to which an Indemnifying Party is entitled to under this Article X shall be paid thirty (30) days after determination that such payment is due, and shall bear interest from the date due to the date paid at the lesser of the maximum interest rate allowed by law, and the Interest Rate. The Indemnifying Party shall pay to the Indemnified Party, upon demand, the amount of any Damages to which the Indemnified Party becomes entitled by reason of the provisions of this Article X, such payment to be made in cash or other immediately available funds at the address of the Indemnified Party or its Affiliate specified in Section 12.8.

     10.9 Exclusive Remedy. This Article X contains the sole and exclusive remedy for any claim against the Buyer or Seller with respect to indemnification under this Agreement.

                   ARTICLE XI. TAX MATTERS

     11.1 Characterization for Taxation Purposes.

     (a) Buyer and Seller agree to join, and to cause their respective Affiliates to join, in making an election, within sixty (60) days after the. Closing Date, under Section 338(h)(10) of the Code and the Treasury Regulations and any corresponding or similar elections under state, local or foreign tax Law (collectively, the "Section 338(h)(10) Election") with respect to. the purchase and sale of the Shares hereunder.

     (b) Buyer shall be responsible for the preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Buyer and Seller shall execute five (5) copies of Internal Revenue Service Form 8023-A (or successor form). Seller shall execute (or cause to be executed) and deliver to Buyer such additional documents or forms as are reasonably necessary to complete properly the
     Section 338(h)(10) Election.

     (c) Buyer and Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns and statements, forms and schedules in connection therewith in a manner consistent with the Section 338(h)(10) Election and such valuations and shall take no position contrary thereto unless required to do so by applicable Tax Laws.

     (d) To the extent permitted by state, local or foreign tax laws, the principles and procedures of this Section 11.1 shall also apply with respect to a Section 33 8(h)(1 0) Election or equivalent or comparable provision under state, local or foreign Law, including but not limited to an election under Section 338(g) of the Code or equivalent or comparable provision under state, local or foreign Law. Buyer shall make or cause to be made any election similar to a Section 338(h)(10) Election that is optional under any state, local or foreign Law, and shall cooperate and join in any election made by Seller or its Affiliates to effect such an election so as to treat the sale of the Shares contemplated herein as a sale of assets for state, local and foreign income tax purposes.

     11.2 Liability for Taxes and Filing Returns. Except as provided in Section
11.5 below, Seller shall be solely liable for all Taxes (and the defense of same in audits, assessments, etc.) relating to MCNIC Rodeo and to the period of time up to and including the Effective Date. Buyer shall be solely liable for all Taxes relating to MCNIC Rodeo and to the period of time after the Effective Date. To the extent that, under state tax provisions, one return is required to be filed for a year that includes the Effective Date, Buyer will prepare such return. Buyer will make this return available for review to Seller within forty-five (45) days prior to the filing of such returns.

     11.3 Income Allocation. Any taxable income attributable to MCNIC Rodeo and to the period of time prior to and including the Effective Date will be included in the federal income Tax Returns of Seller (or in the consolidated return in which Seller is a member). The taxable income of MCNIC Rodeo after the Effective Date will be included in the federal income Tax Returns of Buyer (or in the consolidated return in which Buyer is a member). The income of MCNIC Rodeo will be apportioned to the period up to and including the Effective Date and the period after the Effective Date by closing the books of MCNIC Rodeo as of the end of the Effective Date.

     11.4 Responsibility for Federal. State. Local or Foreign Income Taxes. Subject to Section 11.3, which governs the taxable year in which the Effective Date occurs, (a) Seller is responsible for all federal, state, local or foreign income Taxes on income relating to or derived from MCNIC Rodeo for periods or portions thereof ending on or before the Effective Date, and (b) Buyer is responsible for all federal, state, local or foreign income Taxes of MCNIC Rodeo for periods or portions thereof beginning after the Effective Date. Seller shall have sole authority and control to conduct and settle audits, examinations, or other claim proceedings that arise after the Effective Date but are applicable to periods ending on or prior to the Effective Date. Seller shall not settle without the written consent of Buyer (which consent shall not unreasonably be withheld) any audit, assessment, or claim proceeding against MCNIC Rodeo or Seller with respect to periods or portions thereof ending on or before the Effective Date which would (i) adversely and materially affect the Tax Liability of MCNIC Rodeo or Buyer with respect to periods or portions thereof after the Effective Date, or (ii) be binding on MCNIC Rodeo or Buyer for periods or portions thereof after the Effective Date. Buyer shall not, and shall cause MCNIC Rodeo not to, settle without Seller's written consent (which consent shall not be unreasonably withheld) any audit, assessment or claim proceeding against MCNIC Rodeo or Buyer with respect to periods ending after the Effective Date which would adversely and materially affect the Tax Liability of Seller with respect to periods or portions thereof prior to the Effective Date. Each Party shall promptly notify the other Party of the resolution of any audits, assessments, claim proceedings or litigation with any taxing authority in the event such resolution will affect the Tax Liability of such other Party. Any refund of income Taxes shall belong to the Party responsible for the payment of income Taxes for the period for which the Tax refund is paid. If a Party receives a refund or notice from any taxing authority belonging to the other Party, the receiving Party shall promptly remit or forward the refund or notice to the other Party.

     11.5 Responsibility for Taxes Other Than Federal, State, Local or Foreign Income Taxes. Liability for any Taxes ("Straddle Taxes") not addressed in
Section 11.4 relating to periods beginning before and including the Effective Date and ending after the Effective Date ("Straddle Periods") will be apportioned between Buyer and Seller based on the number of days of such Straddle Period before the Effective Date and after the Effective Date. Seller agrees to reimburse Buyer for its allocable portion of any such Straddle Taxes related to periods before the Effective Date and payable after the Effective Date, and Buyer agrees to reimburse Seller for its allocable portion of any Straddle Taxes for portions of any period ending after the Effective Date and payable prior to the Effective Date.

     11.6 Carrybacks. If in any period ending after the Effective Date, MCNIC Rodeo earns any credit or recognizes any loss which cannot be applied against its Tax Liability for such period, MCNIC Rodeo shall not be permitted to carry back such credit or loss to a period on or prior to the Effective Date. However, this provision shall not prevent MCNIC Rodeo from including such loss or credit in a carryback to Buyer's prior period return to the extent permitted by applicable Law and in a manner which does not result in an adverse effect on Seller or its Affiliates.

     11.7 Consistency. Any Tax Return to be prepared pursuant to the provisions of Section 11.5 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by applicable Law.

     11.8 Access to Information. For seven (7) years after the Closing, the Buyer shall provide access to Seller and its representatives to the records of MCNIC Rodeo and the Buyer to enable Seller to prepare all Tax Returns filed by Seller and to enable Seller to respond to any audits, inquiries, assessments, or similar items by any taxing authority. The Buyer shall, at Seller's expense, cooperate with Seller, make available its personnel and provide testimony as shall be reasonably necessary to enable Seller to defend against any assessments by or prosecute claims against any taxing authority. Seller shall provide access to the Buyer and MCNIC Rodeo and their representatives to the records of Seller to enable the Buyer and MCNIC Rodeo to prepare all Tax Returns filed by the Buyer and MCNIC Rodeo and to enable the Buyer and MCNIC Rodeo to respond to any audits, inquiries, assessments, or similar items by any taxing authority. Seller shall, at the Buyer's expense, cooperate with the Buyer, make available its personnel and provide testimony as shall be reasonably necessary to enable the Buyer and MCNIC Rodeo to defend against any assessments by or prosecute any claims against any taxing authority. Until the expiration of the applicable statute of limitations period (including extensions thereof of which the Buyer has actual notice), the Buyer shall cause MCNIC Rodeo to retain all pertinent tax and accounting records necessary or useful for determining the Tax Liability of Seller for periods prior to and through the Effective Date, which records shall be the property of MCNIC Rodeo..

     11. 9 Conflicts. In the event of a conflict between the provisions of this
Article XI and any other provisions of this Agreement, the provisions of this
Article XI shall control. Liabilities of the parties under this Article XI shall survive until the expiration of the statue of limitations periods applicable to the taxes involved.

                           ARTICLE XII. MISCELLANEOUS

     12.1 Entire Agreement. This Agreement and the other Transaction Documents (including the Exhibits and Schedules hereto and thereto) set forth the entire understanding of the Parties with respect to the subject matter hereof and thereof, and any previous agreements or understandings (whether oral or written) among the Parties regarding the subject matter hereof are merged into and superseded by the Transaction Documents.

     12.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided that this Agreement, including the representations and warranties herein, may not be assigned by either Party without the prior written consent of the other Party.

     12.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     12.4 Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     12.5 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Person which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of either Person in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     12.6 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give' any Person (other than the Parties signatory hereto) any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     12.7 Expenses. Except as otherwise provided in this Agreement, each Party shall pay all costs and expenses incurred by them or on their behalf in connection with this Agreement and the transactions contemplated hereby.

     12.8 Notice. Any notice, request, instruction or other document to be given hereunder by any Party hereto shall be in writing and shall be sufficiently given if delivered in person or sent by telecopier (with confirmation) or registered or certified mail, postage prepaid, return, receipt requested. As to any Party, such notice shall be addressed as follows:

     if to Seller, to:

          MCNIC Pipeline & Processing Company
          150 West Jefferson Avenue, Suite 1700
          Detroit, Michigan 48226
          Attention: Dan O'Leary

     with a copy to:

          Wendy A. T. Ellis
          2000 Second Avenue - Room 688 WCB
          Detroit, Michigan 48226

     if to Buyer, to:

          Nathaniel Energy Corporation
          4871 North Mesa Drive
          Castle Rock, Colorado 80104
          Attention: Stan Abrams

or at such other address for a Person as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier (with confirmation as contemplated above if telecopied).

     12.9 MCNlC Records. Seller shall cause the MCNIC Records and the MCNIC Rodeo minute books and Organizational Documents to be delivered to Buyer no later than thirty (30) days after the Closing Date, but may retain copies of such MCNIC Records, minute books and Organizational Documents.

     12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws o( the state of Michigan without regard to its conflicts of law rules that might refuse or permit the application of the Law of another jurisdiction.

     12.11 Publicity. Except as otherwise required by applicable laws or regulations, or the rules of any stock exchange on which the securities of a Person or its Affiliates are listed, no Party hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other Party hereto to the contents and the manner of presentation and publication thereof

     12.12 Severability. If any provision of this Agreement is unenforceable, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any provision is unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

     12.13 Enforcement. The Parties hereto agree that the remedy at law for any breach of this Agreement is inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies that the Parties hereto may have.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first set forth above.

                         MCNIC PIPELINE & PROCESSING COMPANY

                         By: _______________________________
                         Name: _____________________________
                         Title: ______________________________


                         NATHANIEL ENERGY CORPORATION

                         By: _______________________________
                         Name: __/s/ Stan Abram_______________
                         Title: _____President__________________


              ACTION BY WRITTEN CONSENT OF THE BOARD OF DIRECTORS
                        IN LIEU OF A SPECIAL MEETING OF
                          NATHANIEL ENERGY CORPORATION

     The undersigned, being all the directors of Nathaniel Energy Corporation., a Delaware corporation, do hereby take and adopt the following actions in writing and without a meeting in lieu of a special meeting.

     WHEREAS, certain actions and transactions by the Corporation have been undertaken based upon polling the directors individually and without a meeting and

     WHEREAS, it is appropriate for the Board of Directors to formally adopt, ratify, confirm and approve such actions and transactions in accordance with the requirements of the statutes and by bylaws;

     RESOLVED, that the Board has authorized Stan Abrams, Chief Executive Officer, to execute that certain Stock Purchase Agreement by and between MCNIC Pipeline & Processing Company, and Nathaniel Energy Corporation dated August 26, 2002 on behalf and in the name of the Corporation, acting upon the authority and at the direction of the Board of Directors.

     RESOLVED FURTHER, that Stan Abrams the Chief Executive Officer of this corporation is hereby authorized to execute any and all instruments necessary, proper or desirable for the purpose as authorized by the board of directors; further, that any past action in accordance herewith is hereby ratified and confirmed_ and further, that any officer of this corporation is hereby authorized to certify this resolution to whom it may concern.

     WHEREAS, the directors desire to provide an effective date for the within actions which may be different from the date on which the last director constituting all directors has executed this Action By Written Consent; it is:

     RESOLVED, that the effective date of the within Action and approval of the Board of Directors shall be August 26, 2002 provided, that if for any reason, by statute or by rule of law, the effective date of the within actions shall be the date on which the last director constituting all directors shall have signed this Action By Written Consent, then the approval of the within Action shall be deemed to be and become a ratification of a prior act or transaction.

     RESOLVED FURTHER, that the receipt by telephone facsimile of a signature of a director(s) to the within Action shall be accepted and effective for purposes hereof as an original manual signature of such director(s); provided, that such director(s) delivering his signature by telephone facsimile shall promptly sent a copy of the signature page to the within Action with his original manual signature applied thereto, the failure of the Corporation to receive same in no wise voiding the signature received by telephone facsimile, and such director(s) may re-execute, at a later date, an original of the within Actions under date of his telephone facsimile signature without need or requirement to disclose that such re-execution was on any other date.

The foregoing constitutes a complete record of actions taken, adopted, approved and ratified by all of the directors of the Corporation.

DATE:                              DIRECTORS:
--------------------               ---------------------------

August 26, 2002                    _/s/_Stan Abrams____

August 26, 2002                    _/s/_Cesar A. Muniz_

August 26, 2002                    _/s/_Brett Abrams___